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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 21st day of March, 2000, by Gilat-to-Home Inc., a corporation formed under the laws of the State of Delaware with its principal place of business at 1760 Old Meadow Road, McLean, VA 22102 ("GTH") and Zur Feldman, residing at 5600 Lions Cross Circle, Granite Bay, CA 95746 ("Executive").


       WHEREAS, GTH desires to employ the Executive and the Executive desires to be employed by GTH; and


       WHEREAS, the parties wish to set forth the terms and conditions of that employment;


       NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:


1. Term of Employment

       GTH hereby employs Executive, and Executive hereby accepts employment with GTH, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 5, Executive's employment pursuant to this Agreement shall be for the three (3) year period commencing on February
7, 2000 (the "Commencement Date") and ending on February 28, 2003 (the "Initial Term") unless terminated earlier in accordance with the provisions of Section 5. Effective as of the expiration of the Initial Term and as of any subsequent expiration date of additional terms, the term of this Agreement shall be extended for an additional term of at least twenty four (24) months ("Additional Term") unless, not less than thirty (30) days prior to each such expiration date, either party hereto shall have given written notice to the other that the term shall not be so extended. The Initial Term, together with any Additional Term, shall be referred to herein as the "Employment Period."


2. Title; Duties

       (a) The Executive shall be employed as Co-Chairman and Chief Executive Officer of GTH. Executive shall report to the Board of Directors of GTH. The Executive shall


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   perform such services consistent with his position as may be assigned to him from time to time by the Board of Directors and are consistent with the bylaws of GTH, including, but not limited to, managing the financial affairs of GTH.


       (b) Executive's place of employment shall be McLean, VA, or such other location within a 75-mile radius of the address first written above as the Board of Directors shall direct; provided, however, that Executive's duties may require extensive travel.


3. Extent of Services

       (a) General. Executive agrees not to engage in any business activities during the Employment Period except those that are for the sole benefit of GTH, and to devote his entire business time, attention, skill and effort to the performance of his duties under this Agreement. Notwithstanding the foregoing, Executive may engage in personal investments and charitable, professional and civic activities that do not impair the performance of his duties to GTH. Executive shall perform his duties to the best of his ability, shall adhere to GTH's published policies and procedures, and shall use his best efforts to promote GTH's interests, reputation, business and welfare.


       (b) Corporate Opportunities. Executive agrees that he will not take personal advantage of any business opportunities which arise during his employment with GTH and which may be of benefit to GTH. All material facts regarding such opportunities must be promptly reported to the Board of Directors for consideration by GTH.


4. Compensation and Benefits

       (a) Salary. GTH shall pay Executive a gross base annual salary ("Base Salary") of $250,000. The salary shall be payable in twenty-six (26) equal installments (except that the first and last such semi-monthly installments may be prorated if necessary) on GTH's regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by Executive. GTH's Compensation Policy Committee (the "Compensation Committee") shall review his Base Salary annually in conjunction with its regular review of employee salaries and make such increases, if any, to his Base Salary as the Compensation Committee shall deem appropriate, but, the Base Salary will not go below $250,000.



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       (b) Sign-On Bonus


       GTH shall pay Executive $500,000 as a sign-on bonus which will be processed through payroll, with the appropriate amounts withheld, within the first month of employment.


       (c) Performance Bonus Effective on the Commencement Date, the Executive shall be eligible to participate in an annual bonus plan and receive a target of $150,000 as a performance bonus during the first calendar year of the Employment Period. The Performance Bonus will be contingent on meeting mutually agreed upon targets. The Performance Bonus amount will be negotiated on an annual basis with the target not to be lower than $150,000. Such Performance Bonus shall be determined and paid within 45 days after the end of each calendar year during the Employment Period.


       (d) Stock Options


               (i) GTH shall grant the Executive stock options to purchase
            2,568,220 shares of common stock of GTH subject to the approval of the Stock Option Committee of GTH, at a price to be determined by the Stock Option Committee (Not to exceed $2.50 per share), which options will vest over a four year period as determined by the Stock Option Committee. In addition, in the event of a change in control of GTH, as defined in the Executive's Stock Option Agreement, the vesting schedule for those unvested options will be accelerated so that 100% of all option grants will vest on the effective date of the change in control. The change in control provision in the Stock Option Agreement will be no less favorable to the Executive than such provisions in the agreements of similarly situated executives. If this paragraph conflicts with GTH's Stock Option Agreement, this paragraph shall control.


       (ii) In addition to the option grant set forth in the preceding section, the Company agrees on an annual basis to consider in good faith the grant of additional stock options to the Executive.


       (j) Other Benefits. Executive shall be entitled to thirty (30) days paid vacation, as well as other paid time off and holiday pay in accordance with GTH's policies in effect from time to



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time and to participate in such life, health, and disability insurance, pension, deferred compensation and incentive plans, and other benefits as GTH extends, as a matter of policy, to its executive employees.


       (k) Reimbursement of Business Expenses. GTH shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers, and/or such other supporting information as GTH may reasonably request.


       (l) Commutation Expenses. The Executive shall use best reasonable efforts to relocate to the greater Washington, D.C. metropolitan area within twelve months of the Commencement Date. For the first six months following the Commencement Date, or a longer period of time if mutually agreed to by the Company and the Executive (the "Commutation Period"), the Company shall reimburse the Executive for air or ground travel between Washington, D.C. and California and related ground transportation costs, not to exceed one round trip per week, unless mutually agreed to by the Executive and the Company. Additionally, the Company will reimburse Executive for other, reasonable and appropriate business related expenses incurred during the Commutation Period upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.


       (m)Relocation Expenses. During the Commutation Period, the Company shall reimburse the Executive for his reasonable housing expenses in the greater Washington, D.C. metropolitan area. The parties contemplate that during the first few weeks of employment such expenses shall be comprised of hotel charges. At such time as the Executive identifies a suitable furnished corporate apartment for lease, the Company shall make the lease payments directly to the landlord for the remainder of the Commutation Period.


       The Company shall also reimburse the Executive for reasonable expenses incurred by the Executive in relocating to the greater Washington, D.C. metropolitan area. The expenses include, but are not limited to car rental fees during the Commutation Period, costs associated with moving the Executive's belongings, Realtor commission fees and points associated with




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       selling the Executive's home in California and the closing costs
       Executive may incur in buying a home in the Washington, D.C. metropolitan area.

5.     Termination

              (a) Termination by GTH for Cause. GTH may terminate the Executive's employment under this Agreement at any time for Cause, upon written notice by GTH to the Executive. For purposes of this Agreement, "Cause" for termination shall mean any of the following: (i) the conviction of the Executive, or the entry of a plea of guilty or nolo contendere by Executive to, any felony or misdemeanor, excluding minor traffic violations; (ii) fraud, misappropriation or embezzlement by Executive; (iii) Executive's willful failure or gross negligence in the performance of his assigned duties for GTH which failure or negligence continues for more than thirty calendar days following the Executive's receipt of written notice of such willful failure or gross negligence;
       (iv) the breach by Executive of any material term of this Agreement.

              (b) Termination by GTH or Executive Without Cause. Either party may terminate this Agreement at any time without Cause, upon giving the other thirty (30) days written notice. At GTH's sole discretion, it may substitute thirty (30) days salary in lieu of notice. Any salary paid to Executive in lieu of notice shall be offset against any entitlement Executive may have to the Severance Payment pursuant to Section 6(b).

              (c) Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement at any time for Good Reason, upon written notice by Executive to GTH. For purposes of this Agreement, "Good Reason" for termination shall mean (i) the assignment to Executive of substantial duties or responsibilities inconsistent with Executive's position at GTH; (ii) a requirement by GTH that Executive work principally from a location outside the 75-mile radius specified in
       Section 2(b); or (iii) GTH's failure to pay Executive any salary or other compensation to which he is entitled, other than an inadvertent failure which is remedied by GTH within forty-five (45) days after receipt of written notice thereof from Executive; or (iv) the breach of GTH of any material term of this Agreement.


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              (d) Employee's Death or Disability. Executive's employment shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, "Disability" shall mean the inability of Executive, due to a physical or mental impairment, to perform his duties to GTH, which impairment reasonably can be expected to cause Executive's continued incapacity to perform his duties for a period of ninety (90) consecutive days from the first date of the disability. In the event of a dispute as to whether Executive is impaired within the meaning of this Section 5(d), or as to the likely duration of any incapacity of Executive, either party may request a medical examination of Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties. The cost of such examination shall be borne by GTH.

6.     Effect of Termination

              (a) General. Regardless of the reason for any termination of this Agreement, Executive shall be entitled to (i) payment of any unpaid portion of his Base Salary through the effective date of termination;
       (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any accrued but unpaid rights as required by the terms of any bonus or other incentive pay or stock plan, or any other employee benefit plan or program of GTH.

              (b) Termination by GTH Without Cause or by Executive for Good Reason. If GTH terminates Executive's employment without Cause pursuant to Section 5(b), or Executive terminates his employment for Good Reason pursuant to Section 5(c), Executive shall be entitled to receive, upon the proper execution of a release, in addition to the items referenced in
       Section 6(a), One Million and Five Hundred Thousand Dollars ($1,500,000) (the "Severance Payment"). The Severance Payment shall be subject to all legally required payroll deductions and withholdings for sums owed by Executive to GTH. In addition, a prorated portion of the performance bonus referenced in Section 4(c) shall be paid to the Executive covering the period from the beginning of the calendar year up to the date of termination. All benefits for which Executive is eligible at the time of the termination will continue through the Severance Period. In addition, the vesting of options that have already


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       been granted will continue through the Severance Period. The Executive shall have one year after the Severance Period to exercise the vested options. If this paragraph conflicts with GTH's Stock Option Agreement, this paragraph shall control.

              (c) Termination Following Change in Control. If GTH (or its successor) terminates Executive's employment without Cause or Executive terminates his employment by giving GTH or its successor thirty (30) days written notice pursuant to Section 5(b) for any reason following a change in control as defined in Executive's Stock Option Agreement, he shall be entitled to all items set forth in Section 6(b).

              (d) Termination for Death or Disability. If the Executive's employment is terminated due to death or Disability pursuant to Section 5(d) the Company shall continue to pay to the estate of the Executive or the Executive, as the case may be, for a period of 90 days after termination of employment due to death or Disability, the Executive's base salary as in effect on the date of termination.

              (e) Termination at Expiration of Contract. If not less than thirty
       (30) days prior to expiration date of the Agreement, GTH has not offered to renew the Agreement on terms at least equal to those contained herein as modified during the Employment Period by mutual agreement of GTH and the Executive and for a term of not less than twenty-four (24) months, the Executive will be eligible to receive the items referenced in Section 6(a) and 6(b).

              (f) Survival. The provisions of Sections 4(b), 6(b) and 6(d) shall survive the expiration or termination of this Agreement under the circumstances specified in those Sections for the periods specified in such Sections. Sections 7 and 8 shall survive the termination of this Agreement.

7.     Confidentiality & Developments

              (a) Definition of Proprietary Information. Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to GTH's past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information;


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fee arrangements; terms and contents of licenses and other contracts; customer and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding research, development, administrative, management, financial, marketing, or sales activities of GTH, or of a third party which provided proprietary information to GTH on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by GTH and Executive as proprietary and confidential (the "Proprietary Information").

       (b) Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include (i) information disseminated without restriction by GTH to third parties in the ordinary course of business; or (ii) information in the public domain not as a result of a breach of any duty by Executive or any other person.

       (c) Obligations. Both during and after the Employment Period, the Executive agrees to preserve and protect the confidentiality of the Proprietary Information including, but not limited to all physical forms thereof, whether disclosed to him/her before this Agreement is signed or afterward. In addition, Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of GTH without a legitimate business need to know; (ii) remove the Proprietary Information from GTH's premises without a valid business purpose; (iii) use the Proprietary Information for his own benefit or for the benefit of any third party; or (iv) use the Proprietary Information for any unlawful purposes.

       (d) Return of Proprietary Information. Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for GTH is the property of GTH. Executive agrees to deliver to GTH all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by the Board of Directors during his employment and immediately upon termination of his employment.

       (e) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, related to the activities of the Company, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the company, whether or not during normal working hours or on


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   the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

      (f) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. The Executive also acknowledges that all work fixed in a tangible medium of expression shall be deemed a work made for hire under the US Copyright Act such that the work is owned by the Company at the moment of creation.

      (g) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

      (h) Other Agreements. The Executive hereby represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret, confidential or proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

8. Non-competition

      (a) Restriction on Competition. For twelve (12) months following the expiration or termination of Executive's employment by GTH for any reason (the "Restricted Period"), Executive agrees not to engage, directly or indirectly, as an owner, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any corporation or other entity involved in providing Internet access services that compete directly with GTH, or (ii) any other

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   business that GTH conducts as of the date of Executive's termination of employment; provided, however, Executive shall not be deemed to have violated this Section 8(a) solely by reason of his ownership of five percent (5%) or less of the outstanding stock of any publicly traded corporation or other entity. GTH agrees to consider in good faith any request by Executive that GTH waive Section 8(a) in order to permit the Executive to obtain new employment should Executive's employment be terminated by the company, or upon expiration of the Agreement, GTH agrees to respond to Executive's written request within five (5) business days.

      (b) Non-Solicitation of Customers. During the Restricted Period, Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any customer of GTH to whom GTH had provided services at any time during Executive's employment with GTH in any line of business that GTH conducts as of the date of Executive's termination of employment or that GTH is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by GTH.

      (c) Non-Solicitation of Employees. During the Restricted Period,
   Executive agrees that he will not, directly or indirectly, hire or attempt to hire or cause any business, other than an affiliate of GTH, to hire any person who is then or was at any time during the preceding six (6) months an employee of GTH.

      (d) Acknowledgement. Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of GTH as the result of his employment, as well as access to the relationships between GTH and its clients and employees. Executive further acknowledges that the business of GTH is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure GTH. Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for GTH's legitimate protection, and do not unduly limit his ability to earn a livelihood.

9. Employee Representation

      Executive represents and warrants to GTH that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in


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   conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

10. Arbitration

      (a) Any disputes between GTH and Executive in any way concerning Executive's employment, the termination of his employment, this Agreement or its enforcement shall be submitted at the initiative of either party to mandatory arbitration in Virginia before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of Virginia. The parties irrevocably consent to the jurisdiction of the federal and state courts located in Virginia for this purpose. Each party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorney's fees.

      (b) Notwithstanding the foregoing, GTH, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as GTH shall elect to enforce Executive's covenants in Sections 7 and 8 of this Agreement.

11. Miscellaneous

      (a) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of delivery by nationally recognized overnight delivery service, when received, addressed as follows:

                        (i)   If to GTH, to:

                              Gilat-to-Home Inc.

                              1760 Old Meadow Road

                              McLean, VA  22102


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                              If to Zur Feldman, to:

                              Mr. Zur Feldman

                              5600 Lions Cross Circle

                              Granite Bay, CA   95746


   or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

      (b) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

      (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

      (d) Amendment. This Agreement may be amended or modified only by a written instrument executed by both GTH and Executive.

      (e) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Virginia, without regard to its conflicts of laws principles.

      (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which GTH may be merged or which may succeed to its assets or business or any entity to which GTH may assign its rights and obligations under this Agreement; provided, however, that the obligations of Executive are personal and shall not be assigned or delegated by him.

      (g) Waiver. No delays or omission by GTH or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by GTH or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

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      (h) Captions.  The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

      (i) Time. All references in this Agreement to periods of days are to calendar days, unless expressly provided otherwise. Where the time period specified in this Agreement would end on a weekend or holiday, the time period shall be deemed to end on the next business day.

      (j) Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE                               GILAT-TO-HOME INC.


By: /s/ ZUR FELDMAN                     By: /s/ YOEL GAT
   --------------------------              ----------------------------


Date:    03/9/00                        Date:      March 9, 2000
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